Exhibit 1

                           NEWS RELEASE LETTERHEAD OF JCP&L



          Further Information:     Donna Revins   201.455.8408
                                   Ron Morano     201.644.4297

                                                  Release Date:  09/29/95



          JCP&L, CROWN/VISTA CANCEL POWER PROJECT

               Morristown, NJ -- Jersey Central Power & Light Company (JCP&L) announced today that it had reached an agreement for the cancellation of two power projects planned for Gloucester County, N.J.
               The two power projects were being developed by Crown Energy L.P. and Vista Energy L.P. (Crown/Vista), affiliates of Mission Energy Company.

               Under the agreement, JCP&L will buy out and terminate its 1990 power purchase agreements from Crown/Vista for $17 million.

               Crown/Vista, which won JCP&L's competitive bid in 1989, had entered into long-term power purchase agreements in 1990 to sell JCP&L 200 megawatts from the proposed 362-megawatt coal-fired projects in Gloucester County.

               "Because legal and regulatory uncertainties continue to revolve around the projects, we believe this agreement is in the best interests of our customers," said Michael P. Morrell, JCP&L vice president for regulatory and public affairs. "This is particularly true because the excess future cost to our customers over other available sources would be expected to exceed $700 million."

               The power purchase agreements have been the subject of ongoing regulatory and legal proceedings for more than two years.

              Crown/Vista had encountered a series of project delays which
          could  have  prevented  it   from  meeting  the  1997  in-service
          contractual deadlines  with JCP&L.  The  developers initially won an in-service  extension  from the  New  Jersey Board  of  Public
          Utilities.    That  decision  was  overturned  by  the  Appellate





          Division of the Superior Court earlier this year, but was being appealed by Crown/Vista.

               In June, the New Jersey Assembly voted to extend retroactively in-service deadlines of certain purchase power agreements between nonutility generators and public electric utilities. The legislation would have granted Crown/Vista more time to develop the project. The State Senate was expected to vote on the bill in the fourth quarter of this year.

               The agreement, which is subject to certain third-party consents, provides that JCP&L and Crown/Vista will terminate all pending litigation and administrative proceedings between them relating to the project, as well as any support for the pending legislation.

               The GPU companies have been committed to renegotiating or buying out nonutility generating contracts which are more costly than power available from other sources.

               JCP&L is an operating utility subsidiary of General Public Utilities Corporation (NYSE:GPU), a registered utility holding company headquartered in Parsippany, N.J. GPU's three operating utility subsidiaries -- JCP&L, Metropolitan Edison and Pennsylvania Electric -- provide electric service to more than
          1.9 million customers in New Jersey and Pennsylvania.